Exhibit 5.1

April 6, 2022

Stock Yards Bancorp, Inc.

1040 East Main Street

Louisville, Kentucky 40206

Re:        Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to Stock Yards Bancorp, Inc., a Kentucky corporation (the “Company”), in connection with the offering of 2,166,496 shares of its common stock, no par value (the “Shares”), to be sold by certain selling shareholders as described in the Prospectus (as defined below), pursuant to a Registration Statement on Form S-3ASR (Registration Statement No. 333-261637) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement, dated April 6, 2022, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). The Registration Statement was filed with the Commission and became automatically effective on December 14, 2021.

We have examined the Registration Statement, the exhibits thereto, the articles of incorporation of the Company, as amended to the date hereof (the “Articles”), and the bylaws of the Company, as amended to the date hereof (the “Bylaws”). We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and have examined such questions of law as we have considered relevant and necessary as a basis for this opinion letter. In our examination of the documents described above, we have assumed the genuineness of all signatures, the legal capacity of all signatories, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of such original documents. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Our opinion is limited to the matters set forth herein, and we express no opinion other than as expressly set forth herein. In rendering the opinion set forth below, we do not express any opinion concerning laws other than those of the Commonwealth of Kentucky and the federal laws of the United States as in effect on the date hereof.

Based upon and subject to the foregoing, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on or about April 6, 2022, which will be incorporated by reference in the Registration Statement, and the reference to us under the caption “Legal Matters” in the Prospectus Supplement, which is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in the applicable laws.

Very truly yours,

/s/ Frost Brown Todd LLC

400 West Market Street, Suite 3200 | Louisville, KY 40202 | 502.589.5400 | frostbrowntodd.com

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